Exhibit 99-15

                               Success Bonus Plan

The following severance bonus plan ("Plan") has been approved by the Board of Directors of Dixon Ticonderoga Company (the "Company") and is enforceable against the Company by the persons named below who are to be recipients of bonuses under the Plan:

   1. The purpose of the Plan is to encourage Gino N. Pala, Richard F. Joyce, Richard A. Asta, and Leonard D. Dahlberg (each, a "Named Executive") to remain with the Company and to support the sale of the Company, regardless of whether such sale is accomplished through a tender offer, merger, or sale of all or substantially all of the assets of the Company ("Sale") at a price and on terms approved by the independent members of the Board of Directors of the Company as being in the best interests of the Company's stockholders. For purposes of this Plan, a Sale accomplished by a tender offer will be deemed to have been closed when payment for the tendered shares is made by the buyer.
   2. The success bonuses provided for below will be paid to each Named Executive six months after a closing of a Sale, provided that such Named Executive is employed by the Company on the date of Sale and does not materially breach any of the provisions of his Employment Agreement with the Company during the six month period immediately after the closing of the Sale. The Company may agree in its discretion to waive such six month period as to one or more Named Executives by written notice to the applicable Named Executive, in which case the success bonus shall be paid to the Named Executive as to which the waiver applies at the time such notice is given. If the Company agrees to allow the Named Executive to voluntarily terminate his employment before the expiration of such six month period, the Company shall pay the success bonus at the time of termination.
   3. All Named Executives agree that the words "employee benefit plans and programs" in Section 6(f) of their Employment Agreements, as amended, include 401(k) matching according to the Company's 401(k) plan, and Company paid premiums under Company health insurance plans, but do not include any items commonly considered to be "perks", including without limitation executive physicals, health club dues, country club dues, professional association and continuing education expenses and auto expenses.
   4. The current Company bonus program as it applies to each of the Named Executives for the fiscal year ended September 30, 2004 will be reviewed by the Company's Compensation Committee before the payment of bonuses for the fiscal year ended September 30, 2004, to assure that the incentives in that plan as applicable to the Named Executives are properly positioned, and any entitlement the Named Executives may have to a bonus under that plan for fiscal 2004 is subject to Compensation Committee review and approval.
   5. The severance bonuses will be in the following amounts: Pala - $46,000, Joyce - $46,000, Asta - $34,000, and Dahlberg - $22, 500.


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   6. The effective date of this plan is July 14, 2004, which is the date it was approved in concept by the Compensation Committee. If a Sale has not taken place on or before June 30, 2005, this Plan is null and void.